FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record First Quarter Results

SMITHFIELD, Virginia (September 8, 2010)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2011 first quarter results.

Highlights
•	Net income was $76.3 million, or $.46 per diluted share, an improvement of $184.0 million, or $1.21 per diluted share, from the first quarter of fiscal 2010
•	Consolidated operating profit improved $252.4 million versus a year ago
o	Pork segment operating profit increased $12.3 million, or 12%
▪	Fresh pork operating profit improved $51.0 million
▪	Packaged meats results remained strong at $67.3 million, or $.11 per pound
▪	Pork segment produced record first quarter earnings for the fourth time in a row
o	Hog Production returned to profitability, improving by $244.0 million
o	Other segment results rose $5.8 million
•	Generated first quarter cash flow from operations in excess of $100 million
•	Repurchased more than $52 million of debt subsequent to the end of the first quarter
•	Protein supplies tightened in the U.S.; July pork freezer stocks at 72% of previous year levels
•	Domestic meat prices rose to keep pace with higher grain costs

Following are the company’s sales and operating profit (loss) from continuing operations by segment:

	Three Months Ended
(in millions)	August 1, 2010	August 2, 2009
	(unaudited)
Sales:
Pork
Fresh Pork	$1,151.4	$1,046.8
Packaged Meats	1,262.1	1,205.0
Total Pork	2,413.5	2,251.8

Hog Production	648.3	476.4
International	316.3	294.4
Other	30.4	71.2
Total segment sales	3,408.5	3,093.8
Intersegment	(507.2)	(378.5)
Consolidated sales	$2,901.3	$2,715.3

Operating profit (loss):
Pork
Fresh Pork	$46.0	$(5.0)
Packaged Meats	67.3	106.0
Total Pork	113.3	101.0

Hog Production	63.8	(180.2)
International	24.5	25.4
Other	1.2	(4.6)
Corporate	(25.2)	(16.4)
Consolidated operating profit (loss)	$177.6	$(74.8)

Sales for the first quarter of fiscal 2011 were $2.9 billion, up 7% compared to the first quarter of fiscal 2010. The year over year increase is primarily attributable to higher average unit selling prices in the Pork segment and higher live hog market prices. The company reported net income in the current quarter of $76.3 million ($.46 per diluted share) compared to a net loss of $107.7 million ($(.75) per diluted share) last year, an improvement of $184.0 million.

Commencing in the first quarter of fiscal 2011, results from the company’s international hog production operations in Poland, Romania and Mexico are reported in the International segment. Previously, results from these operations were reported in the Hog Production segment. The Hog Production segment is now comprised solely of U.S. live hog production. The company anticipates these segment changes will provide greater transparency into the results of its Hog Production segment and align the company’s external reporting with how management currently views these businesses. The prior year results have been reclassified to reflect the realignment. The segment change has no effect on total company operating profits or net income in either fiscal year.

Commentary
“Fiscal 2011 is off to a great start with record first quarter earnings. The business environment was very favorable in the Pork segment and sharply improved in the Hog Production segment in the first quarter,” said C. Larry Pope, president and chief executive officer.

Mr. Pope continued, “The hog production cycle has turned and our fresh pork and consumer packaged meats businesses are delivering solid and consistent earnings, owing to the success of the Pork Group restructuring last year and strong discipline in this segment. Although the first quarter is generally the most difficult quarter for fresh pork, the company generated very strong fresh pork earnings, bolstered by solid exports and low protein supplies, which created an environment of strong profitability. Overall favorable market dynamics benefited the company in all segments.”

“Despite rapidly rising and historically high priced raw materials, we delivered solid results in our packaged meats business led by double digit gains in Curly’s BBQ, Off the Bone Lunchmeats, Armour LunchMakers and Kretschmar Deli. These brands and product categories are strategically important as we continue to focus on delivering strong margins in this business,” he stated.

First Quarter Results

Pork
Fresh Pork
Fresh pork margins were strong as all-time high meat cutout values more than offset significant year over year increases in live hog prices. High meat values throughout the quarter were reflective of tightened pork supplies. Operating margins were 4%, or $7 per head, despite a 38% increase in live hog market prices and a 6% decrease in volume, as the company processed 11% fewer head than in the prior year. The majority of the volume decline was the result of the closure of the Sioux City, Iowa plant in April 2010. Industry-wide, slaughter volumes were down 3.5% and frozen pork supplies were depleted to 72% of last year’s levels. Lower industry slaughter levels are expected to persist well into the company’s second quarter.

Export sales dollars increased nearly 19% and export volume was strong on a historical basis, and only 2% less than the prior year.

Packaged Meats
Packaged meats margins held strong despite considerable year over year increases in raw material costs. Pricing leadership and margin discipline across several important product categories grew overall sales dollars, even as retail sales volumes dipped below last year. Foodservice sales dollars and volumes were both up over last year.

Total packaged meats sales grew 5% percent during the quarter to $1.26 billion and operating margins remained historically strong at 5%, or $.11 per pound.

Hog Production
With the change in segment reporting for the company’s international farms, the Hog Production segment now consists solely of U.S. hog production.

Operating margins in this segment dramatically improved in the first quarter to $17 per head, an improvement of more than $53 per head compared to the same period a year ago (excluding the effect of last year's $34.1 million impairment charge). Fewer hogs marketed increased live hog market prices 38% to $58 per hundredweight compared to $42 per hundredweight last year. Pre-interest raising costs decreased 7% to $54 per hundredweight from $58 per hundredweight in the prior year.

International
The International segment now includes results from the company’s international hog production operations as well as its international meat production operations.

The company’s vertically integrated operations in Poland continued to deliver strong results in the first quarter. Lower raw material costs and sharp volume increases in the Polish meat operations combined to substantially improve profitability. Live production raising costs also moderated in Poland compared to the same period a year ago.

Equity income from Campofrío was slightly lower than a year ago, reflecting continuing recessionary conditions throughout Western Europe. Equity income from Mexico was also marginally lower than last year.

Other
Other segment results increased $5.8 million due to improvements at Butterball, LLC and lower costs in the company’s turkey grow-out operations.

In June, Smithfield announced that it had made an offer to purchase its joint venture partner's 51% ownership interest in Butterball, LLC and its partner's related turkey production assets for approximately $200 million. In accordance with Butterball's operating agreement, Smithfield's partner may either accept the offer to sell or be required to purchase Smithfield's 49% interest and its related turkey production assets. The company expects to conclude the buy/sell decision this month and close before the end of the calendar year.

Outlook
“We will continue to focus on maximizing margins in our Pork segment, despite comparatively higher raw material costs. The Pork segment will continue to benefit from tight protein supplies, as slaughter levels and freezer stocks continue to be lower year over year. The second quarter is generally a seasonally strong quarter for fresh pork and we expect to deliver solid margins in this segment going forward,” said Mr. Pope.

“The Hog Production segment should continue to be profitable, supported by lower hog supplies,” he commented.

“In closing, we maintain our positive outlook for fiscal 2011. All parts of our business are profitable and we are focused on lowering our Hog Production segment cost model and capitalizing on our restructured Pork Group. All indications are that fiscal 2011 will be an excellent year for Smithfield,” Mr. Pope concluded.

Conference Call
The company will host a conference call and live audio webcast at 9:00 AM ET, Wednesday, September 8, 2010. Participants can access the live call by dialing (866) 254-5941. The call will be webcast live at http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 167495.

About Smithfield Foods
Smithfield Foods is the world's largest pork processor and hog producer, with revenues exceeding $11 billion in fiscal 2010. In the United States, the company is also the leader in turkey processing and numerous packaged meats categories. From national brands and regional powerhouses in the United States to some of the best-known European brands, Smithfield Foods products are prized by retail, foodservice, and deli customers alike. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2010. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	August 1, 2010	August 2, 2009
	(unaudited)
Sales	$2,901.3	$2,715.3
Cost of sales	2,533.6	2,616.6
Gross profit	367.7	98.7
Selling, general and administrative expenses	201.0	183.8
Equity in (income) loss of affiliates	(10.9)	(10.3)
Operating profit (loss)	177.6	(74.8)
Interest expense	68.6	60.5
Other loss	-	7.4
Income (loss) before income taxes	109.0	(142.7)
Income tax expense (benefit)	32.7	(35.0)
Net income (loss)	$76.3	$(107.7)

Net income (loss) per share:
Basic	$.46	$(.75)
Diluted	$.46	$(.75)

Weighted average shares outstanding:
Basic	166.0	143.6
Diluted	167.2	143.6

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES
(In millions)

	Three Months Ended
Equity Investment	August 1, 2010	August 2, 2009

Butterball	$(1.3)	$0.6
Campofrío Food Group	(3.2)	(3.6)
Mexican joint ventures	(4.9)	(5.6)
All other equity method investments	(1.5)	(1.7)
Equity in income of affiliates	$(10.9)	$(10.3)

Campofrío Food Group (CFG) prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

Contact:
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-4048
keiraullrich@smithfieldfoods.com